CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Post-Effective Amendment No. 9 to Registration Statement No. 333-260642 on Form N-6 of our report dated April 11, 2023, relating to the statutory-basis financial statements of Wilton Reassurance Life Company of New York, appearing in Post-Effective Amendment No. 3 to Registration Statement No. 333-260634 on Form S-1 of Wilton Reassurance Life Company of New York as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022 (which report expresses an unqualified opinion on such financial statements prepared in accordance with accounting practices prescribed or permitted by the New York Department of Financial Services (“statutory-basis”), and expresses an adverse opinion that the statutory-basis financial statements are not fairly presented in conformity with accounting principles generally accepted in the United States of America). We also consent to the references to us under the heading “Experts” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Stamford, Connecticut

April 25, 2023